                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2
                               (AMENDMENT NO. ___)


                              Syneron Medical Ltd.
                     --------------------------------------
                                (NAME OF ISSUER)

                       Ordinary Shares, par value NIS 0.01
                     ---------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    M87245102
                     ---------------------------------------
                                 (CUSIP NUMBER)

                                 August 5, 2004
              -----------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SECURITIES EXCHANGE ACT of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                      ---------------------
CUSIP NO. M87245102                  13G                     PAGE 2 OF 7 PAGES
---------------------                                      ---------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities only)

         EUROPEAN HIGH-TECH CAPITAL S.A.

         [I.R.S. IDENTIFICATION NO. NOT APPLICABLE]
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
            (a) [ ]
            (b) [X]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         NEVIS, WEST INDIES
---------------------- ------ --------------------------------------------------
      NUMBER OF        5      SOLE VOTING POWER
       SHARES
    BENEFICIALLY              0
      OWNED BY         ------ --------------------------------------------------
        EACH           6      SHARED VOTING POWER
      REPORTING
     PERSON WITH              2,629,147 ORDINARY SHARES
                       ------ --------------------------------------------------
                       7      SOLE DISPOSITIVE POWER

                              0
                       ------ --------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              2,629,147 ORDINARY SHARES
---------------------- ------ --------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,629,147 ORDINARY SHARES
-------- -----------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [ ] (See instructions)

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.6%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON   (See instructions)

         CO
-------- -----------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. M87245102                  13G                     PAGE 3 OF 7 PAGES
---------------------                                      ---------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities only)

         STARLIGHT CAPITAL LTD.
         [I.R.S. IDENTIFICATION NO. NOT APPLICABLE]
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
            (a) [ ]
            (b) [X]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         ENGLAND AND WALES
---------------------- ------ --------------------------------------------------
      NUMBER OF        5      SOLE VOTING POWER
       SHARES
    BENEFICIALLY              0
      OWNED BY         ------ --------------------------------------------------
        EACH           6      SHARED VOTING POWER
      REPORTING
     PERSON WITH              2,287,331 ORDINARY SHARES
                       ------ --------------------------------------------------
                       7      SOLE DISPOSITIVE POWER

                              0
                       ------ --------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              2,287,331 ORDINARY SHARES
---------------------- ------ --------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,287,331 ORDINARY SHARES
-------- -----------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [ ] (See instructions)

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.3%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON   (See instructions)

         CO
-------- -----------------------------------------------------------------------

---------------------                                      ---------------------
CUSIP NO. M87245102                  13G                     PAGE 4 OF 7 PAGES
---------------------                                      ---------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities only)

         THE ECKHOUSE FOUNDATION
         [I.R.S. IDENTIFICATION NO. NOT APPLICABLE]
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (See instructions)
            (a) [ ]
            (b) [X]
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         PANAMA
---------------------- ------ --------------------------------------------------
      NUMBER OF        5      SOLE VOTING POWER
       SHARES
    BENEFICIALLY              0
      OWNED BY         ------ --------------------------------------------------
        EACH           6      SHARED VOTING POWER
      REPORTING
     PERSON WITH              2,629,147 ORDINARY SHARES
                       ------ --------------------------------------------------
                       7      SOLE DISPOSITIVE POWER

                              0
                       ------ --------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              2,629,147 ORDINARY SHARES
---------------------- ------ --------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,629,147 ORDINARY SHARES
-------- -----------------------------------------------------------------------
   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [ ] (See instructions)

-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.6%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON   (See instructions)

         OO
-------- -----------------------------------------------------------------------

ITEM 1.   (a)  Name of Issuer:

          Syneron Medical Ltd.

          (b)  Address of Issuer's Principal Executive Offices:

          Industrial Zone, Yokneam Illit, 20692, P.O.B. 550, Israel

ITEM 2.   (a)  Name of Person Filing:

          European High-Tech Capital, S.A.
          Starlight Capital Ltd.
          The Eckhouse Foundation.

          (b)  Address of Principal Business Office:

          Liechtensteinstrasse 3/15,
          Vienna A-1090,
          Austria
          (for all three entities)

          (c)  Citizenship:

          European High-Tech Capital S.A. - Nevis, West Indies
          Starlight Capital S.A. - England and Wales
          The Eckhouse Foundation - Panama

          (d)  Title of Class of Securities:

          Ordinary Shares

          (e)  CUSIP Number:

          M87245102

ITEM 3. Not applicable.

ITEM 4. Ownership:

          (a)  Amount Beneficially Owned:

          European High-Tech Capital S.A. - 2,629,147
          Starlight Capital S.A. - 2,287,331
          The Eckhouse Foundation - 2,629,147

     The above shares have been held by the reporting persons since the time of the initial public offering of the ordinary shares of the Issuer. Since the initial public offering, the reporting persons have disposed of an additional 1,406,742 shares that were held at the time of the initial public offering.

          (b)  Percent of Class:

          European High-Tech Capital S.A. - 10.6%
          Starlight Capital S.A. - 9.3%
          The Eckhouse Foundation - 10.6%

          (c)  Number of Shares as to which such person has:

               (i)  Sole Power to vote or to direct the vote: 0

               (ii) Shared Power to vote or to direct the vote:

          European High-Tech Capital S.A. - 2,629,147
          Starlight Capital S.A. -  2,287,331
          The Eckhouse Foundation - 2,629,147

               (iii) Sole Power to dispose or to direct the disposition of: 0

               (iv) Shared Power to dispose or to direct the disposition of:

          European High-Tech Capital S.A. - 2,629,147
          Starlight Capital S.A. - 2,287,331
          The Eckhouse Foundation - 2,629,147

ITEM 5.   Ownership of Five Percent or Less of a Class:

          N/A

ITEM 6.   Ownership of More than Five Percent on Behalf of Another:

          European High-Tech Capital S.A. and Starlight Capital S.A are wholly owned by The Eckhouse Foundation which was created for the benefit of members of Dr. Eckhouse's family and friends. Dr. Eckhouse disclaims beneficial ownership of these shares.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          N/A

ITEM 8.   Identification and Classification of Members of the Group:

          N/A

ITEM 9.   Notice of Dissolution of Group:

          N/A

ITEM 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


EUROPEAN HIGH-TECH CAPITAL S.A.


By: /s/ Michal Drayman                           August 8, 2005
   ----------------------------
Name:  Michal Drayman
Title: Director


STARLIGHT CAPITAL S.A.


By: /s/ Joseph Shefet                             August 8, 2005
   ----------------------------
Name: Joseph Shefet
Title: Director


THE ECKHOUSE FOUNDATION

By: Quality Gems Ltd., sole member
    of Foundation Council


By: /s/ Joseph Shefet                             August 8, 2005
   ----------------------------
Name: Joseph Shefet
Title: Sole Director



ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)